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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CHEROKEE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CHEROKEE INC.
6835 Valjean Avenue
Van Nuys, California 91406

May 13, 2011

To my fellow Stockholders,

        I am pleased to invite you to attend the 2011 Annual Meeting of Stockholders (the "Annual Meeting") of Cherokee Inc. ("Cherokee"), to be held on Wednesday, June 22, 2011, at 10:00 a.m. (Pacific Time) at the Shutters on the Beach Hotel, One Pico Boulevard, Santa Monica, California 90405.

        We have elected to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

        The business to be conducted at the meeting is set forth in the formal notice of annual meeting of stockholders and proxy statement that accompany this letter.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. I urge you to vote your shares electronically through the Internet, by telephone or, if you have requested and received a paper copy of the proxy statement, by completing, signing and returning the paper proxy card enclosed with the proxy statement. Voting through the Internet or by telephone will eliminate the need to return your proxy card.

        Thank you for your ongoing support of and continued interest in Cherokee.

Sincerely,
Henry Stupp Chief Executive Officer

CHEROKEE INC.
6835 Valjean Avenue
Van Nuys, California 91406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 22, 2011

        NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of the Stockholders of Cherokee Inc. ("Cherokee") will be held at the Shutters on the Beach Hotel, One Pico Boulevard, Santa Monica, California 90405, on Wednesday, June 22, 2011 at 10:00 a.m. (Pacific Time) for the following purposes:

          1.     To elect five directors to the Board of Directors who will serve until Cherokee's 2012 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

          2.     To ratify the selection of Moss Adams LLP as Cherokee's independent registered public accounting firm for the fiscal year ending January 28, 2012;

          3.     To hold a non-binding advisory vote on Cherokee's executive compensation;

          4.     To hold a non-binding advisory vote on the frequency of holding an advisory vote on executive compensation; and

          5.     To transact such other business as may be properly brought before the meeting or any postponement or adjournment thereof.

        Stockholders of record at the close of business on April 29, 2011 will be entitled to notice of and to vote at the annual meeting or any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during normal business hours for ten days prior to the annual meeting.

        The Board of Directors urges each stockholder to read carefully the enclosed proxy statement, which is incorporated herein by reference.

By Order of the Board of Directors,
Howard Siegel Secretary

Van Nuys, California
May 13, 2011

Important Notice Regarding the Availability of Proxy Materials for Cherokee Inc.'s Annual Meeting of Stockholders to be held on June 22, 2011.

This Notice of Annual Meeting, Proxy Statement and Cherokee, Inc.'s Annual Report/Form 10-K for
the fiscal year ended January 29, 2011 are available on the Internet at the following website: www.proxyvote.com.

CHEROKEE INC.
6835 Valjean Avenue
Van Nuys, California 91406

PROXY STATEMENT
2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 22, 2011

GENERAL INFORMATION

        This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors of Cherokee Inc., a Delaware corporation ("Cherokee", the "Company", "we", "us" or "our"), of proxies to be used at the 2011 Annual Meeting of Stockholders to be held at the Shutters on the Beach Hotel, One Pico Boulevard, Santa Monica, California, on June 22, 2011, at 10:00 a.m. (Pacific Time) and at any adjournments or postponements thereof (the "Annual Meeting"). Stockholders are being asked to vote upon (1) the election of five directors to the Board of Directors, (2) the ratification of the selection of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending January 28, 2012 ("Fiscal 2012"); (3) a non-binding advisory vote on our executive compensation; (4) a non-binding advisory vote on the frequency of holding an advisory vote on executive compensation; and (5) such other business as may properly come before the Annual Meeting. These proxy materials are being provided to stockholders on or about May 13, 2011.

Internet Delivery of Proxy Materials

        In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K (the "Annual Report") for the fiscal year ended January 29, 2011 ("Fiscal 2011"), by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them, in which case printed copies of the proxy materials will be provided at no charge.

        Instead of mailing a printed copy of our proxy materials to each stockholder of record, a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") was mailed to such stockholders on or about May 13, 2011 that instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet or by telephone.

        Any stockholder may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following the instructions set forth in the Notice of Internet Availability. Choosing to receive future proxy materials by e-mail will save us the cost of printing and delivering documents to stockholders and will reduce the environmental impact of our annual meetings. A stockholder's election to receive proxy materials by e-mail will remain in effect until the stockholder terminates the election.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 22, 2011:

        Our Proxy Statement and our 2011 Annual Report to Stockholders are available at www.proxyvote.com. This website address contains the following documents: the Notice of the Annual

Meeting, our Proxy Statement and our 2011 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Annual Report

        Copies of our Annual Report are also available on the Internet through the Investor Relations section of our website at www.thecherokeegroup.com and through the website of the SEC at www.sec.gov. Additionally, copies of our Annual Report are available free of charge upon written request to the office of Investor Relations, Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406. Exhibits will be provided upon written request.

Record Date, Outstanding Shares

        Our Board of Directors has fixed April 29, 2011 as the record date to determine stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 8,506,154 shares of common stock outstanding. Each stockholder of record at the close of business on April 29, 2011 is entitled to one vote for each share of common stock then held on each matter to come before the Annual Meeting, or any adjournments or postponements thereof.

Quorum and Voting Requirements

        A majority of the votes eligible to be cast at the Annual Meeting by holders of our common stock represented in person or by proxy at the Annual Meeting is required for a quorum. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are shares held by a broker or nominee which are represented at the meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal. See the explanation under the heading "Effect of Not Casting Your Vote" for further information regarding the effect of broker non-votes at the Annual Meeting.

        Directors will be elected by an affirmative vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting. The nominees receiving the five highest numbers of votes will become directors. Abstentions and broker non-votes will not affect whether the election of any nominee to the Board of Directors is approved at the Annual Meeting. The Company's Certificate of Incorporation does not provide for cumulative voting. The voting requirement for each of our proposals is discussed under the respective Item in this Proxy Statement.

Voting and Revocation of Proxies

        Stockholders of Record:    You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent. If you are a stockholder of record, there are several ways for you to vote your shares.

  •
  By Mail.    If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than the Annual Meeting to be voted at the Annual Meeting.

  •
  By telephone or over the Internet.    You may vote your shares by telephone or via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on June 21, 2011.

  •
  In person at the Annual Meeting.    You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

        Beneficial Owners:    You are a beneficial owner if at the close of business on the record date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in "street name." As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

        If you are a stockholder of record, you may revoke your proxy at any time prior to the Annual Meeting by: (1) submitting a later-dated vote, in person at the Annual Meeting, by Internet, by telephone, or by mail; or (2) delivering instructions to us, care of our Secretary, at the address of our principal executive offices. Any notice of revocation sent to us must include the stockholder's name and must be received prior to the meeting to be effective. Only your latest Internet or telephone proxy received by 11:59 p.m. Eastern Time on June 21, 2011 will be counted. Your attendance at the Annual Meeting after having submitted a valid proxy will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the Annual Meeting. If your shares are held in "street name," you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.

Effect of Not Casting Your Vote

        If you are a stockholder of record and you submit a proxy but do not provide voting instructions, all shares represented by valid proxies received pursuant to this solicitation and not revoked before they are voted will be voted FOR the directors nominated by the Board of Directors, FOR ratification of the selection of Moss Adams LLP as the Company's registered independent public accounting firm for Fiscal 2012, FOR the advisory vote approving the Company's executive compensation, and for a ONE YEAR frequency in the advisory vote on the frequency of holding an advisory vote on executive compensation.

        If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement), the advisory vote on executive compensation (Item 3 of this Proxy Statement), and the advisory vote on the frequency of holding an advisory vote on executive compensation (Item 4 of this Proxy Statement). If you hold your shares in street name and you do not instruct your broker how to vote on Items 1, 3 and 4, no votes will be cast on your behalf. Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Cherokee's independent registered public accounting firm (Item 2). A broker non-vote will not affect the outcome of the vote on a proposal that requires a plurality of votes cast (Item 1 and 4) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Items 3).

        Abstentions and "withhold" votes will not affect the outcome of the vote on any proposal that requires a plurality of votes cast (Items 1 and 4) but will count as a vote "against" any proposal that requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting (Items 2 and 3).

Security Ownership of Certain Beneficial Owners and Management

        The following table includes information as to the number of shares of our common stock beneficially owned as of April 29, 2011, by the following:

  •
  each stockholder known by the Company to beneficially own more than 5% of the outstanding shares of its common stock;

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  each director and nominee;

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  all persons serving as Chief Executive Officer and Chief Financial Officer during Fiscal 2011 and the three other most highly compensated executive officers for Fiscal 2011 (collectively, the "Named Executive Officers"); and

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  all of the Company's executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated below, to the Company's knowledge, all persons named in the table have sole voting and investment power with respect to shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days of April 29, 2011, through the exercise of any stock option or other equity right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated in the notes to the table, the address of each director, Named Executive Officer and 5% stockholder listed in the table below is c/o Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406. As of April 29, 2010, there were 8,506,154 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (%)
5% Stockholders
BlackRock, Inc.(1)	494,643	5.8
Renaissance Technologies LLC(2)	469,500	5.5
DePrince, Race & Zollo, Inc.(3)	457,900	5.4
Directors
Jess Ravich(4)	176,635	2.1
Keith Hull(5)	7,666	*
Timothy Ewing(6)	2,666	*
David Mullen(7)	7,666	*
Named Executive Officers
Robert Margolis(8)	593,087	7.0
Henry Stupp	91,967	1.1
Howard Siegel(9)	62,050	*
Mark DiSiena	—	—
Larry Sass(10)	36,667	*
Mark Nawrocki(11)	37,000	*
Russell Riopelle(12)	4,160	*
All current executive officers and directors as a group (10 persons)(13)	432,317	5.1

*
Represents beneficial ownership of less than 1%, based on 8,506,154 shares of common stock outstanding as of April 29, 2011.

(1)
The information reported is based solely on a Schedule 13G/A with a reporting date of December 31, 2010, filed with the SEC by BlackRock, Inc. BlackRock, Inc. reports its address as 40 East 52nd Street, New York, New York, 10022.

(2)
The information reported is based solely on a Schedule 13G with a reporting date of December 31, 2010 filed with the SEC by Renaissance Technologies, LLC ("RTC") and Renaissance Technologies Holdings Corporation ("RTHC"), as majority owner of RTC. RTC and RTHC report their address as 800 Third Avenue, New York, New York, 10022.

(3)
The information reported is based solely on a Schedule 13G with a reporting date of December 31, 2010, filed with the SEC by DePrince, Race & Zollo, Inc. DePrince, Race & Zollo, Inc. reports its address as 250 Park Avenue South, Suite 250, Winter Park, FL 32789.

(4)
Includes 102,666 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 29, 2011.

(5)
Includes 2,666 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 29, 2011.

(6)
Includes 2,666 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 29, 2011.

(7)
Includes 2,666 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 29, 2011.

(8)
Includes 100,000 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 29, 2011. Mr. Margolis is our former Executive Chairman and Chief Executive Officer. Mr. Margolis' employment with us terminated on January 28, 2011.

(9)
Includes 23,332 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 29, 2011.

(10)
Includes 36,667 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 29, 2011.

(11)
Includes 37,000 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 29, 2011.

(12)
Mr. Riopelle is our former Chief Financial Officer. Mr. Riopelle's employment with us terminated on December 17, 2010.

(13)
Includes 237,684 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 29, 2011.

 ITEM 1. ELECTION OF DIRECTORS

        At the Annual Meeting, stockholders will be asked to elect five directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. All five incumbent directors have been nominated for re-election for one-year terms. None of the nominees has any family relationship to any other nominee or to any executive officer of the Company. Directors will be elected by an affirmative vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting.

        In the event that any nominee for director should become unavailable, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. The Board of Directors has no present knowledge that any of the persons named will be unavailable to serve.

Information Concerning Directors and Nominees for Board of Directors

        The following table sets forth the principal occupation or employment and principal business of the employer, if any, of each director and nominee for director, as well as his age, business experience, qualifications and other directorships held by him and the period during which he has previously served as director of the Company. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. The Board of Directors has made an affirmative determination as to the independence of each nominee other than Mr. Stupp, the Company's Chief Executive Officer.

        In addition to the information presented below regarding each nominee's specific experience, qualifications and attributes that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Cherokee and our Board.

Name, Age and Present Position with the Company	Principal Occupation; Other Directorships; Business Experience
Timothy Ewing, 50 Director	Mr. Ewing has been a director of Cherokee since September 1997. Mr. Ewing, a Chartered Financial Analyst, is the managing partner and chief investment officer of Ewing & Partners, the manager of Value Partners, Ltd., a Texas-based, private investment partnership formed in 1989, and of the Endurance Partnerships, private investment partnerships formed in 2001. Mr. Ewing has been a member of the board of directors of TransWorld Corporation (OTC: TWOC) in New York, New York since 2004. Mr. Ewing was previously a director of Global Aircraft Solutions (OTC: GACF) in Tucson, Arizona from 2008 to 2009 and Towne Bancorp, Inc. (OTC: TWNE) in Mesa, Arizona from 2008 to 2010. In addition, Mr. Ewing is past chairman of the board and serves on the board of directors of the Perot Museum of Nature & Science in Dallas, Texas. He serves on the board of trustees of The Dallas Opera and The Dallas Opera Foundation, the board of trustees of the Baylor Health Care System Foundation, and the advisory board of the University of Texas at Dallas' Holocaust Studies Program. Mr. Ewing is a long-standing member of our Board and has a deep knowledge of Cherokee and the industry in which we compete. In addition, we believe Mr. Ewing's qualifications to sit on our Board include his extensive financial expertise, his experience as a professional investor, his insights regarding investor preferences and practices and his service on other public company boards of directors.
Keith Hull, 58 Director

Mr. Hull has been a director of Cherokee since June 1995. Mr. Hull is currently the Group Chief Executive Officer of UCO Raymond Denim, of Gent, Belgium, a global textile manufacturing operation with distribution and manufacturing facilities on three continents. Prior to joining UCO Raymond Denim in 2008, Mr. Hull was previously an Executive Vice President with Global Emergency Resources, LLC, a technology company offering its products to hospitals and public health organizations for critical resource tracking during emergencies. For eight years, Mr. Hull was President of Avondale Fabrics and Corporate Vice President of its parent, Avondale Mills Inc. In 2004, Mr. Hull was named President and COO of Avondale Mills. Avondale Mills is a diversified manufacturer of textiles. In addition, Mr. Hull was a member of the board of directors of the Avondale Foundation from August 2000 to February 2007. From 2002 to June 2006, Mr. Hull was a member of the University of South Carolina—Aiken's Partnership board of directors. Mr. Hull is a long-standing member of our Board and has a deep knowledge of Cherokee and the industry in which we compete. We believe Mr. Hull possesses a wide range of qualifications to sit on our Board of Directors including his current position as CEO of a global textile manufacturing operation, his contacts and experience within the textile industry and his extensive management experience across various industries.

Name, Age and Present Position with the Company	Principal Occupation; Other Directorships; Business Experience
David Mullen, 76 Director

Mr. Mullen has been a director of Cherokee since May 2000. For more than nine years, he was the President and CEO of Robinson's-May in North Hollywood, California until he retired from The May Department Stores in July 1999. Mr. Mullen joined The May Department Stores in March 1988 and, from March 1988 to June 1988, was the President and CEO of Goldwater's in Phoenix, Arizona. From June 1988 to January 1991, he was President and CEO of Filene's in Boston, Massachusetts and, in January 1991, became the President and CEO of Robinson's-May in North Hollywood. Mr. Mullen brings to the Board his extensive experience in the retail industry acquired through his more than twelve years of service as a chief executive officer of two large retailers. As a result of his experience, Mr. Mullen provides the Board with important insight into our key markets, business strategies and our current or proposed licensing partners.

Jess Ravich, 53 Chairman

Mr. Ravich has been a director of Cherokee since May 1995 and has been Chairman of the Board since January 2011. In November 2009, Mr. Ravich joined Houlihan Lokey, an international investment banking firm, as a Managing Director. Prior to that, Mr. Ravich was the President of the Libra Securities division of The Oak Ridge Financial Services Group, Inc. Prior to founding Libra in 1991, Mr. Ravich was an Executive Vice President at Jefferies & Co., Inc. and a Senior Vice President at Drexel Burnham Lambert. From November 2004 through November 2006, Mr. Ravich served on the board of managers of OpBiz, LLC. Mr. Ravich also serves as the chairman of the board of directors of ALJ Regional Holdings, Inc. In addition to his professional responsibilities, Mr. Ravich in the past has served on the Undergraduate Executive Board of the Wharton School and the Board of Trustees of the Archer School for Girls. Mr. Ravich is a long-standing member of our Board and has a deep knowledge of Cherokee and the industry in which we compete. We believe that Mr. Ravich is well qualified to serve on the Board of Directors and as the Board's financial expert and Audit Committee Chairman due to the depth and breadth of his business experience, experience on public company boards, extensive financial experience and technical skills across various industries, experience in mergers and acquisitions and leadership skills.

Name, Age and Present Position with the Company	Principal Occupation; Other Directorships; Business Experience
Henry Stupp, 47 Director and Chief Executive Officer

Henry Stupp became our Chief Executive Officer in August 2010. Prior to joining Cherokee, Mr. Stupp was a co-founder of Montreal-based Novel Teez Designs, later known as NTD Apparel, a leading licensee of entertainment, character, sport and branded apparel, and a supplier to all major North American retailers, having most recently served as President of NTD Apparel USA LLC since 2005. Having relocated to southern California in 1995, Mr. Stupp successfully identified, negotiated, and introduced many well-known licenses and brands to a broad retail audience. In addition, Mr. Stupp served a two-year term as an officer of the International Licensing Industry Merchandiser's Association. As our CEO, Mr. Stupp brings to the Board critical insight into our operations and business. His extensive experience in the apparel business and merchandise licensing, coupled with his in-depth knowledge of the Company, provides our Board with important knowledge and skills and facilitates the board's oversight of strategic and financial planning, and other critical management functions.

Vote Required

        Directors will be elected by an affirmative vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting. The nominees receiving the five highest numbers of votes will become directors. Abstentions and broker non-votes will not affect whether the election of any nominee to the Board of Directors is approved at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" EACH OF THE DIRECTORS NOMINATED IN ITEM 1.

 ITEM 2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee has selected Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending January 28, 2012 ("Fiscal 2012") and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. Moss Adams LLP audited the Company's financial statements for Fiscal 2007 through Fiscal 2011. Representatives of Moss Adams LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees to Independent Public Accountants

        The fees for professional services to the Company by its independent public accountants, during Fiscal 2011 and Fiscal 2010 are as follows:

	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$175,000	$175,000
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	$8,250	$—

(1)
Audit Fees for Fiscal 2011 and Fiscal 2010 consist of fees for professional services for the integrated audit of the Company's consolidated financial statements and the review of the Company's interim consolidated financial statements included in quarterly reports (including services related to the audit of the Company's internal control over financial reporting) by Moss Adams LLP.

(2)
Audit Related Fees for Fiscal 2011 and Fiscal 2010 consist of fees for professional services provided by Moss Adams LLP in connection with assurance related services and accounting consultations regarding consents to our filing of registrations statements on Form S-3 and Form S-8. All of such Audit Related Fees were approved by the Audit Committee.

        Moss Adams LLP did not use any non-permanent employees in the auditing of the Company's financial statements during Fiscal 2011 or Fiscal 2010.

        Cherokee's Audit Committee annually reviews and pre-approves certain audit and permissible non-audit services that may be provided by the independent auditors and establishes a pre-approved aggregate fee level for all these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee.

        Stockholder ratification of the selection of Moss Adams LLP as the Company's independent registered public accounting firm is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of Moss Adams LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required

        Approval of this proposal requires the affirmative vote of a majority of the votes present in person or by proxy and voting on this proposal at a meeting at which a quorum is present. Abstentions will be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against this proposal. Broker non-votes will not result from the vote on Item 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

 ITEM 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, added Section 14A to the Exchange Act, which enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are designed to further our strategic plan and our goal of increasing stockholder value by providing equitable economic motivation to our executive officers and other key employees. Please read the "Executive Compensation" section beginning on page 20, which includes the Compensation Discussion and Analysis, the tabular disclosure regarding the compensation of our named executive officers and the accompanying narrative disclosure set forth in this Proxy Statement, for additional details about our executive compensation programs, including information about the Fiscal 2011 compensation of our named executive officers.

        We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, our Board of Directors is asking our stockholders to cast a non-binding advisory vote "FOR" the following resolution at the annual meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

Vote Required and Board of Directors' Recommendation

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

 ITEM 4

ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Section 14A of the Exchange Act, as added by the Dodd-Frank Act, requires that we must provide our stockholders with an opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules. In this Item 4, our Board of Directors is asking stockholders to cast a non-binding advisory vote indicating whether they would prefer an advisory vote on named executive officer compensation, such as that set forth in Item 3, once every one, two, or three years.

Vote Required and Board of Directors' Recommendation

        Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. An annual advisory vote on executive compensation will facilitate input on our compensation philosophy, policies and practices that are disclosed in the proxy statement. We recognize that our stockholders may have differing views on the appropriate frequency for the advisory vote on executive compensation.

        The proxy card provides stockholders with the opportunity to choose among four options (holding the advisory vote on executive compensation every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

        The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

 CORPORATE GOVERNANCE

Director Independence

        Our Board of Directors has unanimously determined that a majority of the Board, including four of the five directors standing for election, are "independent" directors as that term is defined by NASDAQ Marketplace Rule 5605(a)(2). In addition, based upon such standards, the Board has determined that Mr. Stupp is not independent because he is currently an executive officer of the Company.

Meetings and Committees of the Board of Directors

        The business affairs of the Company are managed under the direction of the Board of Directors, although the Board of Directors is not involved in the Company's day-to-day operations. During Fiscal 2011, the Board of Directors met three times and took action by written consent on five occasions. Each director attended more than 75% of all Board of Directors and applicable committee meetings during Fiscal 2011. The Company encourages all of its directors to attend annual meetings of stockholders. All directors attended the 2010 annual meeting of stockholders.

        The Board of Directors does not currently have a formal process in place for stockholders to send communications directly to the Board of Directors or any specific director. However, stockholders may send such communications to the Secretary c/o Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406, who will forward all such communications to the Board. Any stockholder or employee may submit at any time a complaint or concern to the Audit Committee regarding any questionable accounting, internal accounting controls or auditing matters concerning the Company to Audit Committee member Keith Hull, c/o Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406.

        The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee.

Audit Committee

        The primary functions of the Company's Audit Committee are: to select, evaluate and, where appropriate, replace a firm of independent certified public accountants to conduct, among other things, the annual audit of the Company's books and records; to review with the independent accountants the scope and results of the annual audit and quarterly reviews prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; to meet with the independent accountants and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed; to review and discuss the Company's financial statements with the Company's management; to consult with the independent accountants and management with regard to the adequacy of the Company's system of internal accounting and financial controls; to discuss with management and the independent accountants the Company's practices with respect to risk assessment, risk management and critical accounting policies; to receive from the independent accountants the report required by Independence Standards Board Standard No. 1 as in effect at that time and discuss it with the independent accountants; to review and reassess annually the adequacy of its charter; to prepare a report each year for inclusion in the Company's annual proxy statement; and to pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent accountants. The Cherokee Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company's website at www.thecherokeegroup.com. To access the link to the charter from Cherokee's homepage, click on "Investor Relations," then click on "Financial Reports" and scroll down under the heading "Annual Reports."

        The Board of Directors has determined that all of the members of the Audit Committee are "independent," under both the applicable NASDAQ Marketplace Rules and Rule 10A-3 of the

Securities Exchange Act of 1934, as amended (the "Exchange Act"), and meet all other applicable requirements of the NASDAQ Marketplace Rules. In Fiscal 2011, the Audit Committee consisted of three non-employee directors: Mr. Hull, Mr. Mullen and Mr. Ravich (Chairman), and Mr. Ravich is the Company's designated Audit Committee Financial Expert.

        Representatives of the Company's independent registered public accounting firm are invited to attend meetings of the Audit Committee and certain members of management may also be invited to attend. The Audit Committee met four times during Fiscal 2011.

        Any stockholder or employee may submit at any time a complaint or concern to the Audit Committee regarding any questionable accounting, internal accounting controls or auditing matters concerning the Company by writing c/o Keith Hull, Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406.

Compensation Committee

        The Compensation Committee of the Board of Directors administers the Company's compensation program for executive officers. The Compensation Committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to the Company's executives. The Compensation Committee determines the Chief Executive Officer's compensation following discussions with him and, as it deems appropriate, an independent compensation consultant. The Compensation Committee is solely responsible for determining the Chief Executive Officer's compensation. For the other executive officers, the Chief Executive Officer prepares and presents to the Compensation Committee performance assessments and compensation recommendations. Following consideration, the Compensation Committee may accept or adjust the Chief Executive Officer's recommendations. The other executive officers are not present during this process. For more information, please see below under "Compensation Discussion and Analysis." The Compensation Committee consists of Mr. Ewing (Chairman), Mr. Ravich and Mr. Hull, all of whom are non-employee directors and outside directors within the meaning of Rule 16b-3 of the Exchange Act, and Section 162(m) of the Internal Revenue Code, respectively. The Board of Directors has determined that all of the members of the Compensation Committee are "independent," in accordance with NASDAQ Marketplace Rule 5605. The Compensation Committee met five times during Fiscal 2011.

        The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of our Chief Executive Officer and our Chief Financial Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee's chairman reports the committee's recommendations on executive compensation to the Board. The Compensation Committee may consult with independent compensation consultants, as it deems appropriate, to review, analyze and set compensation packages for our executive officers. The Compensation Committee reviews the total fees paid to outside consultants to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee. We did not engage a compensation consultant during Fiscal 2011.

        Cherokee's Board of Directors has not adopted a written charter for the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised entirely of independent directors. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

Nominating & Governance Committee

        The functions of the Nominating & Governance Committee include the identification of qualified candidates to become Board members; the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected); the selection of any candidates to fill any vacancies on the Board; oversight of the evaluation of the Board; and making recommendations regarding proposals submitted by stockholders.

        The goal of the Nominating & Governance Committee of our Board is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience to Cherokee. In doing so, the Nominating & Governance Committee also considers candidates with appropriate non-business backgrounds.

        Other than the foregoing, there are no stated minimum criteria for director nominees. However, the Nominating & Governance Committee may also consider such other factors as it may deem are in Cherokee's best interests and those of our stockholders. The Nominating & Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board of Directors must meet the criteria for an "audit committee financial expert" as defined by SEC rules, and that at least a majority of the members of our Board of Directors must meet the definition of "independent director" under the NASDAQ Marketplace Rules or the listing standards of any other applicable self regulatory organization.

        The Nominating & Governance Committee identifies nominees by first evaluating the current members of our Board willing to continue to serve. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to be considered for re-election at an upcoming annual meeting of stockholders, the Nominating & Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria described below. In such cases, all of the members of our Board are polled for suggestions as to individuals meeting the criteria for nomination to our Board. Research may also be performed to identify qualified individuals. If the Nominating & Governance Committee believes that our Board requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

        The Board of Directors believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Nominating & Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. Under the terms of the Nominating & Governance Committee charter, the committee considers the following criteria when recommending candidates for election to the Board, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer of a publicly held company; experience in the Company's industry and with relevant social policy concerns; experience as a board member of another public company; academic expertise in an area of the Company's operations; and practical and mature business judgment. The Nominating & Governance Committee and the Board of Directors may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. In considering candidates for the Board, the Nominating & Governance Committee considers the entirety of each candidate's credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered. Although we do not have a policy with respect to Board diversity, the Nominating & Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. All of the nominees for director being voted upon at the Annual Meeting are directors standing for re-election, and have been put forth by the Company's Nominating & Governance Committee.

        All directors and director nominees are required to submit a completed form of directors' and officers' questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating & Governance Committee.

        The Nominating & Governance Committee will evaluate nominees recommended by stockholders in the same manner as they evaluate other nominees. A stockholder who wishes to suggest a prospective nominee for the Board of Directors should notify the Company, the Secretary of the Company or any member of the Nominating & Governance Committee in writing with any supporting material the stockholder considers appropriate.

        Cherokee's Board of Directors has adopted a written charter for the Nominating & Governance Committee, which is available on the Company's website at www.thecherokeegroup.com. To access the link to the charter from Cherokee's homepage, click on "Investor Relations," then click on "Financial Reports" and scroll down under the heading "Annual Reports." The Nominating & Governance Committee met one time during Fiscal 2011.

Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics that applies to the Company's directors, officers (including the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions), employees, agents and consultants. This Code satisfies the requirements of a "code of business conduct and ethics" under Rule 4350-7 of the NASDAQ Marketplace Rules and a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. Any amendments to or waivers of the code will be promptly posted on our website at www.thecherokeegroup.com or in a report on Form 8-K, as required by applicable laws.

Board Leadership Structure

        The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. During Fiscal 2011, Mr. Margolis served as our Chief Executive Officer and Chairman of the Board of Directors until August 26, 2010 and as Executive Chairman of the Board of Directors from August 26, 2010 until January 28, 2011. Mr. Margolis served as Chairman of the Board of Directors pursuant to the terms of his Management Agreement with us. Upon his resignation as Executive Chairman and member of our Board on January 28, 2011, the Board elected director Jess Ravich to serve as Chairman of our Board of Directors. The Board has determined that having Mr. Ravich serve as Chairman is in the best interest of the Company's stockholders at this time. In determining whether to separate the roles of Chief Executive Officer and Chairman upon Mr. Margolis' resignation, the Board considered Mr. Ravich's extensive experience with the Company and his strong leadership skills. Mr. Ravich has been a member of the Board since May 1995 and has held a variety of leadership roles, most recently as Audit Committee chairman. He is the Board's "audit committee financial expert". The Board believes that at this time, separating the roles of Chief Executive Officer and Chairman and appointing Mr. Ravich as Chairman is in the best interest of our stockholders.

The Board's Role in Risk Oversight

        The Board, as a whole and also at the committee level, has an active role in managing our risks. The members of the Board participate in our risk oversight assessment by receiving regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Nominating & Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. Members of the management team report directly to the Board or the appropriate board committee. The directors then use this information to understand identify, manage and attempt to mitigate risk. After a committee has discussed the management report, the chairman of the relevant committee reports on the discussion to the full Board during the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role.

Director Compensation Program

        For their services on the Board of Directors, each non-employee director receives a fee of $25,000 per annum. Audit Committee members also receive an additional fee of $15,000 per annum. The fees are paid in quarterly increments. In addition to the above annual fees, non-employee directors who serve on board committees are entitled to additional compensation per each formal meeting, as follows: Audit Committee members receive $5,000 per meeting; Compensation Committee members receive $2,500 per meeting; and Nominating & Governance Committee members receive $2,500 per meeting. During Fiscal 2011, Nominating & Governance Committee members received a $500 annual retainer rather than the above $2,500 per meeting payment.

        In addition, from time to time the Board has made grants of options to purchase our common stock under our 2006 Incentive Award Plan (the "2006 Plan"). On February 1, 2010, the Board granted options to purchase 8,000 shares of our common stock to each of our non-employee directors. The option has a five year term and the exercise price of the options is $16.08 per share, the fair market value of our common stock on the date of grant. The options vest over a three year period, with one-third vesting one year after the date of grant, one-third vesting two years after the date of grant, and one-third vesting three years after the date of grant.

        In connection with Mr. Ravich's appointment as non-executive Chairman of the Board, on January 28, 2011 Mr. Ravich was granted a non-qualified, fully vested option to purchase up to 100,000 shares of our common stock under the 2006 Plan. The option has a five year term and an exercise price of $18.15 per share, the closing price of our common stock on the date of issuance. Mr. Ravich will receive additional compensation of $80,000 per year, payable in quarterly installments, for his service as Chairman. In addition, he will receive an additional fee of $5,000 for each in-person business meeting he attends in his capacity as Chairman at the request of the Company's management that is held outside of the Los Angeles, California metropolitan area.

Director Compensation Table

        The following table sets forth certain information concerning the compensation of the Company's directors for Fiscal 2011:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Timothy Ewing	$38,000	$31,600	$69,600
Keith Hull	73,000	31,600	104,600
David Mullen	60,500	31,600	92,100
Jess Ravich	72,500	682,600	755,100

(1)
Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For more information, see Note 8 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on April 14, 2011.

        During Fiscal 2011, our non-employee directors were issued options to purchase shares of our common stock as set forth in the following table.

Name	Date of Option Grant	Options Granted (#)	Vesting Terms
Timothy Ewing	2/1/2010	8,000	In three annual installments beginning on 2/1/2011
Keith Hull	2/1/2010	8,000	In three annual installments beginning on 2/1/2011
David Mullen	2/1/2010	8,000	In three annual installments beginning on 2/1/2011
Jess Ravich	2/1/2010	8,000	In three annual installments beginning on 2/1/2011
Jess Ravich	1/28/2011	100,000	Fully vested on date of grant

        At the end of Fiscal 2011, each of our current non-employee directors held options to purchase the following number of shares of our common stock: (i) Timothy Ewing, 8,000; (ii) Keith Hull, 8,000; (iii) David Mullen, 8,000; (iv) Jess Ravich, 108,000.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        This compensation discussion and analysis explains the Company's policies and philosophies regarding executive compensation and the material elements of the compensation awarded to, earned by, or paid to each of the Company's executive officers who served as a Named Executive Officer during Fiscal 2011.

Compensation Policies and Philosophy

        The Compensation Committee oversees the design and administration of our executive compensation program. The Compensation Committee's primary objectives in structuring and administering our executive officer compensation program are to:

  •
  attract, reward and retain executive officers who contribute to the Company's success;

  •
  provide economic incentives for executive officers to achieve the Company's business and financial objectives by linking the executive officers' compensation to the performance of the Company;

  •
  strengthen the relationship between executive pay and stockholder value; and

  •
  reward individual performance.

        To achieve the above listed objectives, the Compensation Committee endeavors to implement and maintain compensation packages that are performance-oriented and designed to link the Company's strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of the Company's executives, including the Named Executive Officers, using a combination of base salary, non-equity incentive awards, bonuses and equity incentive awards. The Compensation Committee evaluates and determines individual executive performance considering, among other things, the following factors: (1) the individual's ability to perform assigned tasks; (2) the individual's knowledge of his or her job; (3) the individual's ability to work with others toward the achievement of the Company's goals and (4) internal pay equity among the executive officers. The Compensation Committee also evaluates corporate performance by considering factors such as the Company's performance relative to the business environment and the success of the Company in meeting its business and financial objectives. In reviewing the above listed factors regarding both individual and corporate performance, the Compensation Committee relies on its subjective evaluations of such factors. Cherokee's Compensation Committee has not historically relied upon consultants or analysis of benchmarking surveys of competitors in setting executive compensation. The Compensation Committee did not engage a consultant during Fiscal 2011. We believe that it is important to reward excellence, leadership and outstanding long-term company performance in a form designed to retain and motivate executives while aligning their incentives with continued high levels of performance.

        The Compensation Committee's practice is to establish the annual compensation packages for each of our executive officers other than our Chief Executive Officer (also referred to as our "CEO"), whose compensation is determined pursuant to his Employment Agreement, which is discussed below. In the first quarter of each fiscal year, typically in March or April, in connection with annual performance reviews, the Compensation Committee together with the Chief Executive Officer evaluates and determines executive compensation packages. Performing this process after the end of the prior year allows the Compensation Committee to incorporate data on the Company's performance during the prior year into its analysis and to conduct an assessment of the executives' contribution to the Company's overall performance. The Compensation Committee then compiles the information to establish annual base compensation and performance-related incentives and make adjustments to long-range compensation incentives as appropriate to reflect achievement against prior awards.

        All equity incentive awards to the Company's executive officers are granted by the Compensation Committee, typically at its first quarter meeting at which executive compensation for the coming year is determined, which is generally scheduled several months in advance. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the Compensation Committee may also grant equity awards at other times during the year. Equity incentive awards to newly-hired executive officers, if granted, are generally granted at the first regularly-scheduled Compensation Committee meeting following the individual's date of hire. The exercise price for all stock option grants is set at a price equal to the closing price per share of the Company's common stock as reported by NASDAQ Global Select Market on the date of grant.

Role of Executive Officers in Compensation Decisions

        The compensation paid to our Chief Executive Officer is determined pursuant to his Employment Agreement, as described below. With regard to the compensation paid to each executive officer other than the Chief Executive Officer, the Chief Executive Officer reviews on an annual basis the compensation paid to each such executive officer during the past year and submits to the Compensation Committee his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the Committee will take such action regarding such compensation as it deems appropriate, including approving compensation in an amount it deems reasonable.

        Management plays a significant role in the compensation-setting process for executive officers, other than the Chief Executive Officer, by:

  •
  evaluating employee performance;

  •
  recommending business performance targets and establishing objectives; and

  •
  recommending salary levels, bonuses and equity-based awards.

        Management also prepares meeting information for most Compensation Committee meetings, and the Chief Executive Officer participates in committee meetings at the Compensation Committee's request to provide:

  •
  background information regarding our strategic objectives;

  •
  his evaluation of the performance of the executive officers; and

  •
  compensation recommendations as to executive officers (other than himself).

Components of Compensation

        The compensation of executive officers consists of three principal components: base salary, bonuses, and equity incentive awards. In addition, our Chief Executive Officer may participate in a non-equity incentive plan as set forth in his Employment Agreement. The Compensation Committee believes that the combination of these elements is essential to attracting and retaining talented and hard-working individuals and aligning their incentives with the interests of our stockholders. The Compensation Committee does not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation but strives to develop comprehensive packages that are competitive with those offered by other companies with which the Company competes to attract and retain talented executives.

  Base Salary

        The Compensation Committee conducts an annual review of the base salary for each senior executive officer other than the Chief Executive Officer, including Named Executive Officers. Each year, in connection with the completion of the Company's fiscal year end audit, and in connection with performing annual performance reviews, the Chief Executive Officer makes initial compensation recommendations with respect to the executive officers other than the Chief Executive Officer, for salaries and raises. The Chief Executive Officer provides his recommendations and the reasons for his recommendations to the Compensation Committee, which reviews the Chief Executive Officer's recommendations and makes a final determination. In considering executive officers' salaries, the Chief Executive Officer and the Compensation Committee consider the individual and corporate performance factors outlined above, as well as other qualitative and quantitative factors that Cherokee's CEO may deem relevant, and put particular emphasis on the success of the Company in meeting its business and financial objectives and the overall contribution of each executive officer in helping to attain those objectives. Decisions with respect to executive compensation are typically made at the Compensation Committee's annual year-end meeting.

        The base salaries for our Named Executive Officers during Fiscal 2011 are provided below. Base salaries for Messrs. Margolis, Riopelle, Stupp and DiSiena are presented on an annualized basis, as if they had been employed by us for the entire period.

Name and Title	Base Salary for Fiscal 2011
Robert Margolis, former Executive Chairman and Chief Executive Officer	$804,000
Russell Riopelle , former Chief Financial Officer	335,000
Henry Stupp, Chief Executive Officer	375,000
Howard Siegel, President	375,000
Mark DiSiena, Chief Financial Officer	150,000
Larry Sass, Managing Director	315,000
Mark Nawrocki, Managing Director	300,000

        Mr. Margolis' base salary during Fiscal 2011 was determined pursuant to the Management Agreement, as amended. Mr. Stupp's base salary during Fiscal 2011 was determined pursuant to his Employment Agreement, as amended. The Management Agreement and Employment Agreement are described in greater detail below and in the section of the Proxy Statement titled "Employment Agreements; Potential Payments Upon Termination or Change in Control" below.

  Bonus Awards

        At the sole discretion of the Compensation Committee, the Company's executives may receive bonus awards. This element of compensation is designed to motivate the Company's employees to meet the business and financial objectives of the Company. The decisions as to whether or not bonus payments will be made and the amount of such bonuses are tied to the profitability and performance of the Company. In determining bonus amounts for a particular fiscal year, the Compensation Committee does not pre-establish or communicate to executives any performance targets related to the performance of the Company (other than with respect to the CEO, whose compensation is governed by the Employment Agreement and who participates in a non-equity incentive plan as described below). As part of the completion of the audit for the prior fiscal year and in connection with annual performance reviews, the CEO determines initial recommendations with respect to cash bonuses for the executive officers other than the CEO, taking into account the achievement of company-specific performance measures and individual-specific objectives for the applicable fiscal year as well as internal pay equity and the contribution of the executive to the overall success and achievements of the

Company. When making its decision, the Compensation Committee also considers internal pay equity factors together with each executive officer's qualifications, duties and responsibilities. Cherokee's Compensation Committee, in its full discretion, then makes a determination as to whether and what extent a particular executive is to be awarded a bonus for the then completed prior fiscal year. The Compensation Committee reviews and discusses the CEO's recommendations and makes a final determination regarding cash incentive bonuses for the Company's executive officers at its year-end meeting.

        After discussion, the Compensation Committee determined that it would issue a cash bonus of $25,000 to Mr. Siegel, but that it would not issue cash bonuses to our other executive officers for Fiscal 2011, principally due to the year over year decline in our profitability.

  Non-Equity Incentive Plan

        Other than Mr. Margolis and Mr. Stupp, none of the Named Executive Officers participated in a non-equity incentive plan during Fiscal 2011. Our employment arrangements with Mr. Margolis and Mr. Stupp are described below, in connection with the discussion of the Management Agreement and Mr. Stupp's Employment Agreement.

  Equity Compensation

        The Compensation Committee is authorized to grant equity incentive awards under the 2006 Incentive Award Plan (the "2006 Plan"). Stock options are granted under the plans with exercise prices equal to or above the market price of the Company's common stock on the date of grant and generally vest in annual installments over two, three or five years. Since stock options have value only if the price of the Company's common stock increases over the exercise price, the Compensation Committee believes that stock option grants to executive officers provide incentives for executive officers to build stockholder value and thereby align the interests of the executive officers with the stockholders. The Compensation Committee also believes that these grants, which may vest over a period of two or more years, provide incentives for executive officers to remain with the Company. In determining the number of equity incentive awards granted in any fiscal year, the Compensation Committee considers such factors as the seniority of the executive officer, the contribution that the executive officer is expected to make to the Company in the coming years and has made to the Company in the past, and the size of prior grants to the executive officer. The Compensation Committee generally determines equity incentive awards for executive officers and employees other than the Chief Executive Officer, based on recommendations from the Chief Executive Officer made in connection with annual performance reviews. However, the Compensation Committee may from time to time also grant equity incentive awards based on individual and corporate achievements and other factors. Decisions regarding equity incentive awards are typically made at the Compensation Committee's year-end meeting, which is typically scheduled several months in advance. The Company does not time the release of material nonpublic information based on equity incentive award grant dates.

        On February 1, 2010, the Compensation Committee granted options to purchase shares of our common stock under the 2006 Plan to certain of our Named Executive Officers in the following amounts: Howard Siegel, 50,000 shares; Russell Riopelle, 15,000 shares; Larry Sass, 30,000 shares; Mark Nawrocki, 30,000 shares. Consistent with the Compensation Committee's practice of using equity incentives as a means for promoting the retention of key executives and employees, such stock options vest in equal annual installments over a three year period subject to the continued employment of the grantee. The stock options were issued at an exercise price of $16.08 per share, which was the closing price of our common stock on the date of grant, and have a five year term.

        In connection with the hiring of Mr. Stupp as our CEO in August 2011, we granted Mr. Stupp an option to purchase up to 300,000 shares of our common stock as an inducement grant outside of the 2006 Plan. While the grant of the option was made outside of the 2006 Plan, its terms are consistent with applicable terms of the 2006 Plan. The option award has an exercise price of $18.30 per share, which was the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. The option vests in five equal annual installments beginning on January 31, 2012. The option has a term of six years and will be forfeited if not exercised before the expiration of the term. For additional information about the material terms of the option grant to Mr. Stupp, see the description under the heading "Employment Agreements; Potential Payments Upon Termination or Change in Control" below.

Management Agreement with Mr. Margolis

        Mr. Margolis' services to us during Fiscal 2011 were governed by the Amended Second Revised and Restated Management Agreement between Cherokee and The Newstar Group d/b/a The Wilstar Group, as amended by the First Amendment to the Amended Second Revised and Restated Management Agreement, which was adopted and approved by our stockholders at the 2010 annual meeting of stockholders (as amended, the "Management Agreement"). On August 26, 2010, concurrently with the appointment of Mr. Stupp as our Chief Executive Officer, Mr. Margolis stepped down as our Chief Executive Officer and was appointed Executive Chairman. Upon Mr. Margolis resignation as Executive Chairman on January 28, 2011 and in connection with the Separation Agreement and General Release of All Claims dated January 28, 2011 (the "Margolis Separation Agreement"), the Management Agreement was terminated. See the discussion below under "Severance Arrangements" and in the section of the Proxy Statement "Employment Agreements; Potential Payments Upon Termination or Change in Control".

        The annual base compensation payable to Mr. Margolis for providing his executive management services as the Company's Executive Chairman and Chief Executive Officer during Fiscal 2011 was governed by the Management Agreement. Under the terms of the Management Agreement, Mr. Margolis' base salary for Fiscal 2011 was $804,000. The Compensation Committee exercises no discretion with respect to Mr. Margolis' base salary.

        During Fiscal 2011, the Management Agreement provided for an annual performance bonus to Mr. Margolis if and to the extent that the Company met certain EBITDA thresholds. More specifically, the Management Agreement provided that if our EBITDA for Fiscal 2011 was no less than $5.0 million, then Mr. Margolis received a performance bonus equal to (x) 10% of our EBITDA for such fiscal year in excess of $2.5 million up to $10.0 million, plus (y) 15% of our EBITDA for such fiscal year in excess of $10.0 million. As a result, for Fiscal 2011 we accrued a bonus of approximately $1,783,000 for Mr. Margolis, which was payable within 60 days of our fiscal year end. This amount was paid to Mr. Margolis pursuant to our Separation Agreement with him, as further described below. The Compensation Committee exercises no discretion with respect to Mr. Margolis' cash performance award.

        The Management Agreement also provided for the grant to Mr. Margolis of a five-year non-qualified option outside of the 2006 Plan to purchase 100,000 shares of the Cherokee's common stock at an exercise price per share of $18.49 (the "Margolis Option"), equal to the closing sale price of the common stock on the date of grant. The Margolis Option was approved by the Company's stockholders at the 2010 annual meeting of stockholders. The Margolis Option was to vest contingent on Mr. Margolis' continued service as a member of the Board of Directors, but has become fully vested and exercisable pursuant to the terms of the Margolis Separation Agreement, described below.

Employment Agreement with Mr. Stupp

        In connection with the appointment of Mr. Stupp as our Chief Executive Officer on August 26, 2010, we entered into an Employment Agreement with Mr. Stupp, which was subsequently amended on January 28, 2011 and April 13, 2011 (as amended, the "Employment Agreement"). The initial Employment Agreement and each of the amendments were approved by the disinterested members of the Board as well as the Compensation Committee. Pursuant to the terms of the Employment Agreement, Mr. Stupp is entitled to receive a base salary equal to $375,000 per year. In addition, beginning with Cherokee's fiscal year ending January 28, 2012, and for each subsequent fiscal year during the term of the Employment Agreement, Mr. Stupp shall be entitled to receive a cash performance award equal to five percent of our pre-tax income during such fiscal year in excess of a threshold amount of $20,000,000, subject to a maximum of $650,000 per fiscal year. The Compensation Committee believes that the structure of the performance award appropriately incentivizes Mr. Stupp to increase our pre-tax income, which is consistent with enhancing stockholder value.

        Pursuant to the Employment Agreement, on August 26, 2010, Mr. Stupp purchased 81,967 shares of Cherokee's common stock (the "Initial Shares") at a per share price of $18.30 (which was equal to the closing price of Cherokee's common stock on such date), for aggregate proceeds of $1,500,000. Mr. Stupp agreed to purchase, and Cherokee agreed to sell, in two equal installments of $400,000 each on or before July 31, 2011 and January 31, 2012, respectively, that number of shares of our common stock equal to an aggregate amount of $800,000, divided by the closing sale price of our common stock on the date of each such purchase and sale (the "Subsequent Shares" and, together with the Initial Shares, the "Shares"). Mr. Stupp has agreed to certain "lock up" restrictions regarding his ability to resell or otherwise dispose of any of the Shares as set forth in the Employment Agreement.

        The Compensation Committee granted Mr. Stupp an option to purchase up to 300,000 shares of our common stock as an inducement grant outside of the 2006 Plan in connection with his hiring in August 2011. While the grant of the option was made outside of the 2006 Plan, its terms are consistent with applicable terms of the 2006 Plan. The option award has an exercise price of $18.30 per share, which was the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. The option vests in five equal annual installments beginning on January 31, 2012, and vesting in four additional increments on each yearly anniversary thereafter. The option has a term of six years and will be forfeited if not exercised before the expiration of the term.

        In the event that Mr. Stupp does not comply with his obligation under the Employment Agreement to purchase the Subsequent Shares, then an aggregate of 150,000 of the shares subject to the option will be forfeited and not exercisable in two installments of 75,000 if such purchases do not occur on or before July 31, 2011 and January 31, 2012, respectively, and the vesting schedule will be proportionally adjusted.

        In accordance with the terms of Mr. Stupp's Employment Agreement, the Compensation Committee has determined that, beginning in Fiscal 2012, and for each subsequent fiscal year during the term of his Employment Agreement, Mr. Stupp will be entitled to receive a non-equity incentive award equal to five percent of our pre-tax income during such fiscal year in excess of a threshold amount of $20,000,000, subject to a maximum of $650,000 per fiscal year.

Severance Arrangements

  Margolis Separation Agreement

        As described above, on January 28, 2011, Mr. Margolis resigned his positions as Executive Chairman and as a director of Cherokee. In connection with his resignation, Mr. Margolis and

Cherokee entered into the Margolis Separation Agreement, which became effective on February 5, 2011 (the "Effective Date"). Pursuant to the Margolis Separation Agreement:

            (i)  we paid to Mr. Margolis his annual performance award for Fiscal 2011 in accordance with the Management Agreement;

           (ii)  we paid to Mr. Margolis a lump sum payment of an aggregate of $2,260,000, representing the base salary and performance bonus Mr. Margolis would have been entitled to pursuant to the Management Agreement had he served as our Executive Chairman through January 31, 2012;

          (iii)  the Margolis Option became fully vested and exercisable; and

          (iv)  we repurchased from Mr. Margolis 400,000 shares of Cherokee's common stock at a price per share of $18.15, which was the closing price of our common stock on the date of his resignation, for aggregate proceeds of $7,260,000.

  Riopelle Separation Agreement

        On December 17, 2010, Russell J. Riopelle, our Chief Financial Officer, ended his employment relationship with us. In connection with Mr. Riopelle's departure, on December 17, 2010, we entered into a Separation Agreement with Mr. Riopelle (the "Riopelle Separation Agreement"). The Separation Agreement provides for Mr. Riopelle to continue to receive bi-weekly payments of $12,884.62, less applicable withholdings, through April 29, 2011 in accordance with our standard payroll practices.

Perquisites

        The Company annually reviews the perquisites that senior executives receive. Generally, the Company's senior executives are entitled to no benefits that are not otherwise available to all of its employees.

Other Benefits

        The Company maintains broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Participants in the 401(k) plan are permitted to contribute to the plan through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Investment options do not include the Company's common stock. In addition, the Company provides a matching contribution of up to 4% of each eligible employee's salary per year.

Summary of Executive Compensation for the Fiscal 2012 Performance Period

        On March 23, 2011, the Compensation Committee granted the following options to purchase shares of Cherokee's common stock pursuant to Cherokee's 2006 Incentive Award Plan to certain of Cherokee's executives, including the Named Executive Officers, in the amounts listed below. Consistent with the Compensation Committee's practice of using equity incentives as a means for promoting the retention of key executives and employees, such stock options vest in equal annual installments over a three year period subject to the continued employment of the grantee, other than the grant to Mr. Siegel, which vests in equal annual installments over a five year period. Such stock options were issued at an exercise price of $17.21 per share, which was the closing price of our common stock on the date of grant, and have a seven year term. In addition, on March 23, 2011 such key executives also received increases to their base salaries for Fiscal 2012.

Name and Title	Stock Option Amount	Base Salary for Fiscal 2012
Henry Stupp, Chief Executive Officer	—	$375,000
Howard Siegel, President	100,000	375,000
Mark DiSiena, Chief Financial Officer	15,000	150,000
Larry Sass, Managing Director	37,000	315,000
Mark Nawrocki, Managing Director	20,000	300,000

        On March 23, 2011, the Compensation Committee determined that Howard Siegel will receive a $25,000 bonus award and that our remaining executive officers would not receive cash bonuses for Fiscal 2011.

Risks Related to Compensation Policies and Practices

        The Compensation Committee has considered whether our overall compensation program for employees in Fiscal 2012 creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted and the uniformity of compensation policies across the Company. We also believe our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing us to a harmful long-term business transaction in exchange for short-term compensation benefits.

        Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

 REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        The Compensation Committee establishes and oversees the design and functioning of the Company's executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and Proxy Statement for the 2011 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
Timothy Ewing, Chairman Jess Ravich Keith Hull

Summary Compensation Table

        The following table sets forth the compensation for services rendered by each person holding the position of Chief Executive Officer and Chief Financial Officer and the three most highly compensated executive officers during Fiscal 2011 (the "Named Executive Officers") during Fiscal 2011.

Name and Principal Position	Fiscal Year	Salary $	Bonus $(1)	Option Awards $(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation $(4)	Total Compensation $
Robert Margolis	2011	804,000	—	473,000	1,783,000	2,281,000	5,341,000
Former Chairman and	2010	790,000	—	—	2,536,000	21,000	3,347,000
Chief Executive Officer(5)	2009	790,000	—	—	2,902,000	19,000	3,711,000
Henry Stupp	2011	144,000	—	1,176,000	—	2,000	1,322,000
Chief Executive Officer	2010	—	—	—	—	—	—
	2009	—	—	—	—	—	—
Howard Siegel	2011	372,000	25,000	399,000	—	31,000	827,000
President, Chief Operating	2010	345,000	—	—	—	22,000	367,000
Officer & Secretary	2009	332,000	—	73,000	—	21,000	426,000
Mark DiSiena	2011	32,000	—	—	—	—	32,000
Chief Financial Officer	2010	—	—	—	—	—	—
	2009	—	—	—	—	—	—
Russell Riopelle	2011	302,000	—	59,000	—	154,000	515,000
Former Chief Financial	2010	325,000	—	—	—	23,000	348,000
Officer	2009	312,000	—	73,000	—	18,000	403,000
Mark Nawrocki	2011	298,000	—	119,000	—	19,000	436,000
Managing Director	2010	285,000	—	—	—	18,000	303,000
	2009	273,000	—	110,000	—	16,000	399,000
Larry Sass	2011	310,000	—	119,000	—	23,000	452,000
Managing Director	2010	275,000	—	—	—	21,000	296,000
	2009	266,000	—	146,000	—	18,000	430,000

(1)
Non-Equity Incentive Pan Compensation and Bonus figures represent amounts earned and accrued for in the subject fiscal years, but paid in late March or early April following the fiscal year end date.

(2)
Represents the grant date valuation of the awards computed in accordance with the FASB ASC Topic 718. For more information, see Note 8 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on April 14, 2011.

(3)
Reflects payments made to Mr. Margolis pursuant to the non-equity incentive plan described in the Management Agreement.

(4)
The All Other Compensation column includes the employer paid health insurance premiums and the employer contributions to the Named Executive Officer's 401(k) Plan paid on his or her behalf. For Robert Margolis and Russell Riopelle, the column also represents separation expenses of $2,260,000 and $131,000, respectively.

(5)
The management services and separation fees of Mr. Margolis as the Company's Executive Chairman and Chief Executive Officer were provided pursuant to the Management Agreement. Under the Management Agreement, Mr. Margolis was eligible to receive both base compensation and annual cash bonuses for providing management services as well as fees for early separation from the Company.

Grants of Plan-Based Awards

        The following table provides information concerning each grant of a plan-based award made to a Named Executive Officer during Fiscal 2011.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		All Other Option Awards: Number of Securities Underlying Options(2) (#)
					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Maximum ($)
Robert Margolis(4)		250,000	(1)	100,000	18.49	473,000
Henry Stupp(5)	8/26/2010	—	—	300,000	18.30	1,176,000
Howard Siegel	2/1/2010	—	—	50,000	18.30	198,000
	8/26/2010	—	—	50,000	16.08	201,000
Mark DiSiena	n/a	—	—	—	—	—
Russell Riopelle	2/1/2010	—	—	15,000	16.08	59,000
Mark Nawrocki	2/1/2010	—	—	30,000	16.08	119,000
Larry Sass	2/1/2010	—	—	30,000	16.08	119,000

(1)
Includes potential grants payable to Mr. Margolis during Fiscal 2011 pursuant to the Management Agreement, as further described below under "Employment Agreements" below. The Management Agreement with Mr. Margolis provided that, if our EBITDA for each fiscal year was not less than $5,000,000, then Mr. Margolis would receive a performance bonus equal to ten percent of our EBITDA for such fiscal year in excess of $2,500,000 up to $10,000,000, plus fifteen percent of our EBITDA for such fiscal year in excess of $10,000,000, subject to certain maximum amounts as set forth in the Management Agreement. For Fiscal 2011, Mr. Margolis received a cash incentive award payment of approximately $1,783,000 pursuant to the terms of the Management Agreement.

(2)
Represents discretionary option grants made by the Compensation Committee. Other than the grants to Mr. Stupp and Mr. Margolis (as described below), all options vest ratably on an annual basis over a three year period, with initial vesting one year from the date of grant.

(3)
Represents the grant date valuation of the awards computed in accordance with the FASB ASC Topic 718. For more information, see Note 8 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on April 14, 2011.

(4)
Represents a five-year non-qualified option outside of the 2006 Plan to purchase 100,000 shares of our common stock. The option grant was approved by our stockholders at our 2010 annual meeting. The option was to vest contingent on Mr. Margolis' continued service as a member of the Board of Directors, but has become fully vested and exercisable pursuant to the terms of the Margolis Separation Agreement, as further described in this proxy statement.

(5)
The Compensation Committee granted Mr. Stupp an option to purchase up to 300,000 shares of our common stock as an inducement grant outside of the 2006 Plan in connection with his hiring in August 2011. While the grant of the option was made outside of the 2006 Plan, its terms are consistent with applicable terms of the 2006 Plan. The option vests in five equal annual installments beginning on January 31, 2012, and vesting in four additional increments on each yearly anniversary thereafter. The option has a term of six years and will be forfeited if not exercised before the expiration of the term.

Outstanding Equity Awards at January 29, 2011

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)
Robert Margolis
Stock Options	100,000	—		—	$18.49	6/4/2015
Henry Stupp
Stock Options	—	300,000	(3)	—	$18.30	8/26/2016
Howard Siegel
Stock Options	6,666	3,334		—	$22.70	8/21/2015
	—	50,000		—	$16.08	2/1/2015
	—	50,000		—	$18.30	8/26/2017
Mark DiSiena
Stock Options	—	—		—	—	—
Russell J. Riopelle
Stock Options	5,754	—		—	$20.61	3/17/2011
	29,690	—		—	$23.12	3/17/2011
	6,666	3,334		—	$22.70	3/17/2011
	—	15,000		—	$16.08	3/17/2011
Larry Sass
Stock Options	3,334	—		—	$23.12	4/7/2011
	10,000	—		—	$34.62	6/30/2012
	13,333	6,667		—	$22.70	8/21/2015
	—	30,000		—	$16.08	2/1/2015
Mark Nawrocki
Stock Options	17,000	—		—	$33.98	6/14/2012
	10,000	5,000		—	$22.70	8/21/2015
	—	30,000		—	$16.08	2/1/2015

(1)
Other than as described below, all grants vest on an annual basis ratably over a three year period, beginning on the first anniversary of the date of grant. Vesting is contingent on continued employment.

(2)
Grants to Mr. Riopelle terminated 90 days following the termination of that executive's employment with us, or as of March 17, 2011.

(3)
Options vest on an annual basis ratably over a five year period, beginning on the first anniversary of the date of grant. Vesting is contingent on continued employment.

Options Exercised and Stock Vested

        During Fiscal 2011, none of Cherokee's Named Executive Officers (i) exercised any stock options or (ii) held any shares of restricted stock or restricted stock units.

Employment Agreements; Potential Payments Upon Termination or Change in Control

Former Chief Executive Officer—Mr. Margolis

Management Agreement

        On August 26, 2010, concurrently with the appointment of Mr. Stupp as the Company's Chief Executive Officer, Mr. Margolis stepped down as Cherokee's Chief Executive Officer and was appointed as Cherokee's Executive Chairman. Mr. Margolis' services to Cherokee as its Executive Chairman were governed pursuant to the Management Agreement. Mr. Margolis' base salary under the Management Agreement was subject to adjustment annually based on a local consumer price index. The Management Agreement also provided that, for each fiscal year after fiscal 2000, if our EBITDA for such fiscal year was not less than $5,000,000, then Mr. Margolis would receive a performance bonus equal to ten percent of our EBITDA for such fiscal year in excess of $2,500,000 up to $10,000,000, plus fifteen percent of our EBITDA for such fiscal year in excess of $10,000,000, subject to certain maximum amounts as set forth in the Management Agreement. For Fiscal 2011, Mr. Margolis' base compensation and bonuses pursuant to the terms of the Management Agreement were approximately $2,260,000.

        The Management Agreement provided that, if Cherokee terminated the Management Agreement without cause or if Mr. Margolis terminated the Management Agreement as a result of Cherokee's breach, including following a change in control, Cherokee would pay Mr. Margolis an amount of $6,000,000. Mr. Margolis' service as the Executive Chairman under the Management Agreement was to continue until February 1, 2012, unless earlier terminated or extended by the Board for subsequent annual periods. Please see the description below under the heading "Margolis Separation Agreement" for the terms agreed upon by the parties in connection with Mr. Margolis' resignation from all positions with the Company on January 28, 2011.

        The Management Agreement also provided for the grant to Mr. Margolis of a five-year non-qualified option outside of the 2006 Plan to purchase 100,000 shares of the Cherokee's common stock at an exercise price per share of $18.49 (the "Margolis Option"), equal to the closing sale price of the common stock on the date of grant. The option was to vest contingent on Mr. Margolis' continued service as a member of the Board of Directors, but has become fully vested and exercisable pursuant to the terms of the Margolis Separation Agreement, described below.

Margolis Separation Agreement

        On January 28, 2011 (the "Resignation Date"), Mr. Margolis resigned his positions as Executive Chairman and as a director of Cherokee. In connection with Mr. Margolis' resignation from Cherokee, Mr. Margolis and Cherokee entered into the Margolis Separation Agreement, which became effective on February 5, 2011 (the "Effective Date").

        Pursuant to the Margolis Separation Agreement:

            (i)  Cherokee has paid to Mr. Margolis his annual performance award for Fiscal 2011 in accordance with the Management Agreement;

           (ii)  Cherokee has paid to Mr. Margolis a lump sum payment of an aggregate of $2,260,000, which equates to the base salary and performance bonus Mr. Margolis would have been entitled to pursuant to the Management Agreement had he served as Executive Chairman of Cherokee through January 31, 2012;

          (iii)  The Margolis Option has become fully vested and exercisable; and

          (iv)  On the Effective Date, Cherokee repurchased from Mr. Margolis 400,000 shares of Cherokee's common stock at a price per share of $18.15, which was the closing price of Cherokee's common stock on the Resignation Date, for aggregate proceeds of $7,260,000. In addition, on the Effective Date, Cherokee's Chairman, Mr. Jess Ravich, and Cherokee's Chief Executive Officer, Mr. Henry Stupp, purchased 50,000 and 10,000 shares of Cherokee's common stock, respectively, from Mr. Margolis at the same per share price for cash consideration of $907,500 and $181,500, respectively.

        Furthermore, the Margolis Separation Agreement contains a general and mutual release of claims and covenant not to sue between Cherokee and Mr. Margolis and a mutual non-disparagement covenant, as well as a two year non-solicitation covenant of Mr. Margolis relating to Cherokee's employees. The terms and conditions of the Margolis Separation Agreement were approved by a special committee of Cherokee's Board of Directors, comprised of Cherokee's independent directors.

Current Chief Executive Officer—Mr. Stupp

Employment Agreement

        In connection with the appointment of Mr. Stupp as our CEO, Cherokee entered into the Employment Agreement with Mr. Stupp. The Employment Agreement was approved by the Board as well as the Compensation Committee. Pursuant to the terms of the Employment Agreement, Mr. Stupp is entitled to receive a base salary equal to $375,000 per year. In addition, beginning with our fiscal year ending January 28, 2012, and for each subsequent fiscal year during the term of the Employment Agreement, Mr. Stupp shall be entitled to receive a cash performance award equal to five percent of Cherokee's pre-tax income during such fiscal year in excess of a threshold amount of $20,000,000, subject to a maximum of $650,000 per fiscal year.

        Mr. Stupp's services as our Chief Executive Officer are at will. The Employment Agreement expires as of January 31, 2014, unless earlier terminated by Cherokee or by Mr. Stupp or extended by mutual agreement. Pursuant to the Employment Agreement, we have agreed to certain indemnification obligations to Mr. Stupp related to his service to us in his capacity as an officer or director.

        Pursuant to the Employment Agreement, in the event that Mr. Stupp's employment is terminated by Cherokee without cause during the first twelve months of his service as our Chief Executive Officer, Mr. Stupp will be paid an amount equal to $175,000. The Employment Agreement also provides that Mr. Stupp will be paid an amount equal to $300,000 in the event that Cherokee terminates Mr. Stupp's employment without cause within three months prior to or twelve months following a change in control of Cherokee which occurs on or before August 26, 2011. Change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons of beneficial ownership of securities possession more than 50% of the combined voting power of the outstanding securities of the Company constitutes such a change of control under the Employment Agreement. If Mr. Stupp's employment is terminated by Cherokee without cause at any time after the first twelve months of his service as our Chief Executive Officer, then he shall be paid an amount equal to twelve months of his then-current base salary, which currently equals $375,000.

        Pursuant to the Employment Agreement, on August 26, 2010, Mr. Stupp purchased 81,967 shares of our common stock at a per share price of $18.30 (which was equal to the closing price of our common stock on such date), for aggregate proceeds of $1,500,000. Mr. Stupp also agreed to purchase, and we agreed to sell, in two equal installments of $400,000 each on or before July 31, 2011 and January 31, 2012, respectively, that number of shares of our common stock equal to an aggregate amount of $800,000, divided by the closing sale price of our common stock on the date of each such purchase and sale. Mr. Stupp has agreed to certain "lock up" restrictions regarding his ability to resell or otherwise dispose of any of these shares as set forth in the Employment Agreement.

Option Grant to Mr. Stupp

        In connection with the hiring of Mr. Stupp as our CEO in August 2011, we granted Mr. Stupp an option to purchase up to 300,000 shares of our common stock as an inducement grant outside of the 2006 Plan (the "Stupp Option"). While the grant of the option was made outside of the 2006 Plan, its terms are consistent with applicable terms of the 2006 Plan. The option award has an exercise price of $18.30 per share, which was the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. The option vests in five equal annual installments beginning on January 31, 2012, and vesting in four additional increments on each yearly anniversary thereafter. The option has a term of six years and will be forfeited if not exercised before the expiration of the term. The option will cease vesting upon the termination of Mr. Stupp's service to us for any reason. In the event of a change in control of Cherokee, an additional 20% of the shares subject to the Stupp Option shall vest. Change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons of beneficial ownership of securities possession more than 50% of the combined voting power of the outstanding securities of the Company constitutes such a change of control under the option.

        In addition, in the event that Mr. Stupp does not comply with his obligation under the Employment Agreement to purchase the Subsequent Shares, then an aggregate of 150,000 of the shares subject to the option will be forfeited and not exercisable in two installments of 75,000 if such purchases do not occur on or before July 31, 2011 and January 31, 2012, respectively, and the vesting schedule will be proportionally adjusted.

Former Chief Financial Officer—Russell Riopelle

        On December 17, 2010, Russell J. Riopelle, our Chief Financial Officer, ended his employment relationship with us. In connection with Mr. Riopelle's departure, on December 17, 2010, we entered into the Riopelle Separation Agreement with Mr. Riopelle. The Riopelle Separation Agreement provides for Mr. Riopelle to continue to receive bi-weekly payments of $12,884.62, less applicable withholdings, through April 29, 2011 in accordance with our standard payroll practices. In consideration for the above payments, Mr. Riopelle agreed to a broad release of any claims he may have against us.

Potential Payments Upon Termination or Change in Control

        Other than as described above, there are no employment agreements between the Company and its executive officers and no other executive officers are entitled to any payments upon termination or a change of control that are not generally available to all of the Company's employees. If a change in control had occurred effective as of January 29, 2011, Mr. Stupp would have been eligible to receive an amount equal to $300,000, payable over twelve months. Mr. Stupp would have received no benefit from the partial acceleration of the vesting of the Stupp Option, as the exercise price of the option exceeded our common stock price on January 29, 2011. If Mr. Stupp had been terminated by us without cause effective as of January 29, 2011, other than in connection with a change in control, Mr. Stupp would have been eligible to receive an amount equal to $175,000 payable over six months and the Stupp Option would have been cancelled.

Certain Relationships and Related Person Transactions

        Our policy is to require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Business Conduct and Ethics, be reviewed and approved or ratified by a majority of independent, disinterested directors. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead our Board of Directors reviews such transactions on a case-by-case basis.

        For information with respect to other transactions and relationships between the Company and certain executive officers, directors and related parties, see the description of the Management Agreement under the heading "Employment Agreements; Potential Payments Upon Termination or Change in Control" above.

Equity Compensation Plan Information

        The Company currently maintains three compensation plans, the 1995 Incentive Stock Option Plan (the "1995 Plan"), the 2003 Plan and the 2006 Plan. All of these stock option award plans provide for the issuance of common stock to officers and other employees and directors, and have previously been approved by the Company's stockholders. The following table sets forth the information regarding outstanding options and shares reserved for future issuance under the 1995 Plan, the 2003 Plan and the 2006 Plan as of January 29, 2011.

Securities Authorized for Issuance Under Equity Compensation Plans, as of January 29, 2011

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	Column (a)	Column (b)	Column (c)
Equity compensation plans approved by security holders—1995 Plan(1)	5,754	$20.61	—
Equity compensation plans approved by security holders—2003 Plan(2)	172,024	$20.28	2,291
Equity compensation plans approved by security holders—2006 Plan(3)	371,666	$18.42	377,834
Equity compensation plans not approved by security holders(4)	400,000	$18.35	—
Total	949,444	$18.74	380,125

(1)
The 1995 Plan expired on July 24, 2005. However, options previously granted under this plan remain outstanding until the earlier of expiration or exercise. In the event that any outstanding option under the 1995 Plan expires or is terminated, the shares of common stock allocable to the unexercised portion of the option shall no longer be available for grant.

(2)
In the event that any outstanding option under the plan expires or is terminated, the shares of common stock allocable to the unexercised portion of the option shall again be available for options under the plan as if no option had been granted with respect to such shares, until the 2003 Plan expires on April 28, 2016.

(3)
In the event that any outstanding option under the plan expires or is terminated, the shares of common stock allocable to the unexercised portion of the option shall again be available for options under the plan as if no option had been granted with respect to such shares, until the 2006 Plan expires on April 28, 2016.

(4)
Represents grants to Robert Margolis of an option to purchase 100,000 shares and Henry Stupp of an option to purchase 300,000 shares outside of the 2003 Plan and 2006 Plan. For more information, see Note 8 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on April 14, 2011.

        Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

 AUDIT COMMITTEE REPORT

        The Audit Committee of the Company's Board of Directors is comprised of independent directors as required by the listing standards of The Nasdaq Stock Market, Inc. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

        The role of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company's financial statements as well as the Company's financial reporting process, accounting principles and internal controls. The Company's independent public accountants are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

        In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended January 29, 2011 with management and the Company's independent public accountants. The Audit Committee has discussed with the Company's independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the Company's independent public accountants required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, as currently in effect, and it has discussed with the Company's independent public accountants their independence from the Company. The Audit Committee has considered whether the independent public accountants' provision of non-audit services to the Company is compatible with maintaining the independent public accountants' independence.

        The members of the Audit Committee are not engaged in the accounting or auditing profession. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the Company's independent public accountants. As a result, the Audit Committee's oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company's financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company's independent public accountants meet the applicable standards for independent public accountants' independence.

        Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee
Mr. Jess Ravich, Chairman
Mr. David Mullen
Mr. Keith Hull

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. SEC rules also require that copies of these filings be furnished to us.

        To our knowledge, based solely on our review of the copies of such forms received by us, we believe that, during Fiscal 2011, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with, except that Robert Margolis, our former Executive Chairman and Chief Executive Officer, inadvertently failed to file a Form 4 on a timely basis with respect to one transaction.

OTHER MATTERS

Stockholder Proposals for the 2012 Annual Meeting of Stockholders

        The submission deadline for stockholder proposals to be included in our proxy materials for the 2012 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act is January 14, 2012, except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and should be sent to our Corporate Secretary at 6835 Valjean Avenue, Van Nuys, California 91406. While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2012 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

        In addition, if we have not received a notice on or before March 29, 2012 of any matter a stockholder intends to propose for a vote at the 2012 annual meeting of stockholders, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without a discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate matter on the proxy card.

Cost of Soliciting Proxies

        The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of the Company, who will not receive any additional compensation for such services. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Adjournments and Postponements

        Although it is not expected, the Annual Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice by an announcement at the Annual Meeting. Any signed proxies, or proxies submitted by telephone, received by us will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Delivery of Voting Materials

        To reduce the expenses of delivering duplicate materials to our stockholders, we are delivering one copy of the Notice of Internet Availability to stockholders who share the same address unless otherwise requested. The Notice of Internet Availability will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may submit your proxy through the Internet. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

        If you share an address with another stockholder and have received only one copy of the Notice of Internet Availability, and would like to request a separate copy of the Notice of Internet Availability, you may write or call us to request a separate copy of the Notice of Internet Availability at no cost to you. For future annual meetings, you may request a separate copy of the Notice of Internet Availability or request that we only send one copy of the Notice of Internet Availability to you if you are receiving multiple copies by calling us at (818) 908-9868 or by writing to us attention of Investor Relations, Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406.

Other Business of the Annual Meeting

        The Board of Directors is not aware of any matter to be presented at the Annual Meeting or any postponement or adjournment thereof, which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with the recommendation of the Board of Directors or if no such recommendation is given, in their own discretion.

By Order of the Board of Directors,

Howard Siegel Secretary

Van Nuys, California
May 13, 2011

VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.CHEROKEE INC.ATTN: MARK DISIENA6835 VALJEAN AVENUE VAN NUYS, CA 91406ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSM36684-P13875DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.For WithholdFor AllExceptCHEROKEE INC.The Board of Directors recommends you vote FORthe following:1. To elect five (5) directors for a one-year term to expire at the 2012 Annual Meeting of Stockholders. Our Nominating Committee and Board of Directors have nominated and recommend for election as director the following persons:AllAll00001)02)03)Timothy EwingKeith HullDavid Mullen04) Jess Ravich05) Henry StuppForAgainstAbstainThe Board of Directors recommends you vote FOR proposals 2 and 3.2. To approve the proposed ratification of Moss Adams LLP as the Company’s independent registered public accounting firm for Fiscal 2012.001 Year 2 Years003 Years00Abstain3. To approve a non-binding advisory resolution on executive compensation.The Board of Directors recommends you vote 1 YEAR on the following proposal:4. To recommend, by non-binding advisory vote, the frequency of holding an advisory vote on compensation.00005. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.Signature (Joint Owners)DateSignature [PLEASE SIGN WITHIN BOX]Date2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com. M36685-P13875THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHEROKEE INC. The undersigned hereby appoints Henry Stupp and Mark DiSiena, and each of them,proxies for the undersigned with full power of substitution, to vote all of the shares which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the 2011 Annual Meeting of Stockholders of Cherokee Inc. to be held at Shutters on the Beach Hotel, One Pico Boulevard, Santa Monica, California 90405 on June 22, 2011 at 10 A.M. on all matters that may come before the Annual Meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side 2

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GENERAL INFORMATION
ITEM 1. ELECTION OF DIRECTORS
ITEM 2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
ITEM 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
ITEM 4 ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS